Exhibit 5.4

Norbert P. Broda	2500, 10104 – 103 Avenue
Direct Line: 780 421 2479	Edmonton, Alberta T5J 1V3
Email Address: n.broda@bishopmckenzie.com	T: 780 426 5550
F: 780 426 1305
edmonton@bishopmckenzie.com
www.bishopmckenzie.com
OUR FILE NO. 31707-901
March 22, 2010
Money Card Corp.
Money Mart Canada Inc.
1100591 Alberta Ltd. (“1100591”)
Advance Canada Inc. (“Advance Canada”)
Advance Canada Properties Inc. (“Advance Properties”)
c/o Dollar Financial Corp.
1436 Lancaster Avenue
Berwyn, PA 19312-1288
Dear Sirs:
I. SCOPE OF REVIEW
(A) Introduction
We have acted as Alberta counsel for Money Card Corp. (“Money Card”), Money Mart Canada Inc. (“Money Mart”), 1100591 Alberta Ltd. (“1100591”) Advance Canada Inc. (“Advance Canada”) and Advance Canada Properties Inc. (“Advance Properties”) (individually, an “Alberta Subsidiary Guarantor” and collectively, the “Alberta Subsidiary Guarantors”) in connection with the filing by the Company and the Guarantors (as defined below) with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed issuance by the Company of $600.0 million aggregate principal amount of its 10.375% senior notes due 2016 (the “Exchange Notes”) in connection with the proposed exchange of $1,000 principal amount of the Exchange Notes for each $1,000 principal amount of its outstanding 10.375% senior notes due 2016 issued on December 23, 2009 (the “Old Notes”).
Established in 1903 for the practice of law.
Offices in Edmonton and Calgary.

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The Old Notes contain guarantees (the “Old Guarantees”) and, upon their issuance, the Exchange Notes will contain guarantees (the “New Guarantees”), by Dollar Financial Corp., a Delaware corporation (“Holdings”) and certain direct and indirect wholly owned subsidiaries of Holdings (collectively, the “Guarantors”), including each of the Alberta Subsidiary Guarantors.
The Old Notes and Old Guarantees are, and upon their issuance the Exchange Notes and the New Guarantees will be, governed by the Indenture, dated December 23, 2009 (the “Indenture”), by and among the Company, the Guarantors and U.S. Bank National Association, as Trustee.
(B) Examination of Documents
We have examined executed copies of the following documents (collectively the “Documents”):
(a)	The Indenture;

(b)	Originals, or copies certified or otherwise identified to our satisfaction, of such other documents, records, instruments and certificates as we have deemed necessary or appropriate to enable us to render this opinion; and

(c)	The Registration Statement and the prospectus contained therein.
We have also made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of such other certificates, documents and records as we considered necessary or relevant for purposes of the opinions expressed below, including:
(a) the articles and by-laws of each Alberta Subsidiary Guarantor;
(b) the Minute Book of each Alberta Subsidiary Guarantor;
(c) resolutions of the directors of each Alberta Subsidiary Guarantor authorizing, among other things, the execution, delivery and performance of the Documents to which it is a party and the pledge of its shares;
(d) a certificate of an officer of each Alberta Subsidiary Guarantor dated March 19, 2010 (the “Officer’s Certificate”) in respect of certain factual matters relating to that Alberta Subsidiary Guarantor;
(e) a certificate of status provided by the Registrar of Corporations for the Province of Alberta for each Alberta Subsidiary Guarantor dated March 16, 2010 with respect to that Alberta Subsidiary Guarantor; and
(f) such other documents and certificates as we consider necessary to express the following opinion.
To the extent that the opinions expressed herein are based on factual matters, we have relied solely upon the Officer’s Certificate.
(C) Assumptions
We have made the following assumptions:

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(a)	with respect to all documents examined by us, the genuineness of all signatures, the legal capacity of individuals signing any documents, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, confirmed, telecopied or photocopied copies;

(b)	that all facts set forth in official public records and certificates and other documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate;

(c)	that all facts addressed in certificates supplied by officers of each of the Alberta Subsidiary Guarantors are complete, true and accurate as of the date of this opinion letter;

(d)	that each of the parties to the Documents (other than the Alberta Subsidiary Guarantors) is incorporated and existing as an unlimited company or a corporation, as the case may be, under the laws of its jurisdiction of formation, organization, incorporation, continuance or amalgamation, has not been dissolved, and has the corporate power and capacity to execute, deliver and perform its obligations under each Document to which it is a party;

(e)	that each party to any of the Documents (other than the Alberta Subsidiary Guarantors) has duly authorized, executed and delivered the Documents to which it is a party;

(f)	that the Documents constitute legal, valid and binding obligations of each party thereto, including the Alberta Subsidiary Guarantors, enforceable against them in accordance with their terms;

(g)	that Holdings and the Company have physically delivered to the other parties thereto, or their respective agents, all of the Documents to which each of them is a party, each of which has been properly delivered under all relevant laws and are not delivered subject to any condition or escrow which has not been satisfied; and

(h)	the Documents remain in full force and effect without amendment.
(D) Laws Addressed
This opinion is limited to the laws of the Province of Alberta and the federal laws of Canada applicable in Alberta (the “Applicable Laws”), without regard to conflict or choice of law principles of any jurisdiction; provided, however, that this opinion letter does not address local or foreign statutes, laws, rules or regulations, or state “blue sky” or similar securities laws, rules or regulations of any jurisdiction. The opinions expressed herein are limited to the matters specifically addressed as stated herein and are rendered by us as of the date hereof, and we undertake no, and disclaim any, obligation to advise the recipient of this opinion or any other person of any event or circumstance affecting any matter set forth herein which may occur after the date hereof.

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II. OPINIONS
Based on the foregoing, and subject to the qualifications expressed below, we are of the opinion that:
1.	Each Alberta Subsidiary Guarantor is a duly incorporated, valid and subsisting corporation and in good standing under the laws of the Province of Alberta.
2.	The Indenture has been duly authorized and delivered by each of the Alberta Subsidiary Guarantors.
3.	The New Guarantees to be endorsed on the Exchange Notes by each of the Alberta Subsidiary Guarantors have been duly authorized by such Alberta Subsidiary Guarantor.
4.	Neither the execution, delivery and performance by each of the Alberta Subsidiary Guarantors of the Indenture nor the consummation of the transactions contemplated therein will result in a breach or violation of any of the terms or provisions of, or constitute a default under (a) any Applicable Laws, or (b) the articles of such Alberta Subsidiary Guarantors.
III. QUALIFICATIONS
The foregoing opinions are subject to the following qualifications:
1.	We express no opinion as to the effect of other agreements or understandings among the parties, written or oral, or any usage of trade or course of prior dealing among the parties or whether, in either case, any of the foregoing would define, supplement or qualify the terms of the Documents;
2.	We express no opinion and make no statement as to whether any disclosure or other information has been adequately conveyed to a purchaser at or prior to the time of sale to such purchaser;
3.	We are providing no opinion in respect to the validity, binding effect or enforceability of the Documents except as enforceability depends on corporate due authorization by the Alberta Subsidiary Guarantors;
4.	We express no opinion and make no statement as to whether any registration, authorization, consent or approval of, or filing, registration, qualification or recording disclosure or other information is required pursuant to securities laws applicable in Alberta;
5.	Claims may become barred or limited by applicable laws regarding the limitation of actions or may be or become subject to defences of set-off or counterclaim.
6.	This opinion is given in respect of the Indenture and the New Guarantees to be issued by Alberta Subsidiary Guarantors only, and we express no opinion as to the legality, validity or binding effect of any related document, instrument or agreement or any other matter beyond the matters expressly set forth herein.

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7.	This opinion speaks only as of its date, and we affirmatively disclaim any obligation to update this opinion letter to disclose to you facts, events or changes of law or interpretation of law occurring, arising or coming to our attention after the date hereof.
IV. RELIANCE
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
This opinion is furnished to you by us as counsel to the Alberta Subsidiary Guarantors and is given for your use and benefit and for the use and benefit of Pepper Hamilton LLP.
Yours truly,
Bishop & McKenzie llp
Per:
Norbert P. Broda